Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Metacrine, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Metacrine, Inc. (the Company) as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ equity (deficit) and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2016.

San Diego, California

March 30, 2022

Metacrine, Inc.

Consolidated Balance Sheets

(In thousands, except par value and share amounts)

	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$48,910	$24,393
Short-term investments	27,517	71,783
Prepaid expenses and other current assets	2,313	5,847

Total current assets	78,740	102,023

Property and equipment, net	347	634
Operating lease right-of-use asset	902	1,579

Total assets	$79,989	$104,236

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$368	$334
Accrued liabilities	6,567	2,951
Current portion of operating lease liability	825	741

Total current liabilities	7,760	4,026

Operating lease liability, net of current portion	181	1,007
Long-term debt, net of debt discount	13,303	9,372
Other long-term liabilities	1,390	552
Commitments and contingencies (Note 3)
Stockholders’ equity:
Preferred stock, $0.0001 par value; authorized shares - 10,000,000 at December 31, 2021 and 2020, respectively; issued and outstanding shares - none at December 31, 2021 and 2020, respectively.	—	—
Common stock, $0.0001 par value; authorized shares – 200,000,000 at December 31, 2021 and 2020, respectively; issued shares – 42,110,560 and 26,005,934 at December 31, 2021 and 2020, respectively; outstanding shares – 42,108,428 and 25,969,442 at December 31, 2021 and 2020, respectively.	4	3
Additional paid-in-capital	240,309	210,021
Accumulated other comprehensive income (loss)	(5)	1
Accumulated deficit	(182,953)	(120,746)

Total stockholders’ equity	57,355	89,279

Total liabilities and stockholders’ equity	$79,989	$104,236

The accompanying notes are an integral part of these financial statements.

Metacrine, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

	Years Ended December 31,
	2021	2020
Operating expenses:
Research and development	$45,474	$26,790
General and administrative	15,605	9,900

Total operating expenses	61,079	36,690

Loss from operations	(61,079)	(36,690)
Other income (expense):
Interest income	102	494
Interest expense	(1,202)	(1,012)
Other expense	(28)	(96)

Total other income (expense)	(1,128)	(614)

Net loss	$(62,207)	$(37,304)

Other comprehensive loss:
Unrealized loss on available-for-sale securities, net	(6)	(40)

Comprehensive loss	$(62,213)	$(37,344)

Net loss per share, basic and diluted	$(2.29)	$(3.97)

Weighted average shares of common stock outstanding, basic and diluted	27,188,864	9,404,188

The accompanying notes are an integral part of these financial statements.

Metacrine, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Years Ended December 31,
	2021	2020
Operating activities:
Net loss	$(62,207)	$(37,304)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	295	307
Stock-based compensation	6,949	5,021
Non-cash interest expense	342	273
Accretion of discounts on investments, net	342	51
Amortization of right-of-use asset	677	624
Change in fair value of warrant liability	—	75
Changes in operating assets and liabilities
Prepaid expenses and other current assets	3,534	(4,155)
Accounts payable and accrued liabilities	3,650	(503)
Lease liability	(742)	(600)

Net cash used in operating activities	(47,160)	(36,211)

Investing activities:
Purchases of property and equipment	(8)	(206)
Purchases of short-term investments	(42,673)	(79,874)
Sales and maturities of short-term investments	86,591	47,983

Net cash provided by (used in) investing activities	43,910	(32,097)

Financing activities:
Proceeds from issuance of common stock from initial public offering, net of issuance costs	—	76,874
Proceeds from issuance of common stock from at-the-market offering program, net of issuance costs	21,661	—
Proceeds from issuance of long-term debt, net of issuance costs	4,825	—
Proceeds from exercise of common stock options	1,098	161
Proceeds from issuance of common stock from employee stock purchase plan	184	—
Repurchase of unvested common stock	(1)	(2)

Net cash provided by financing activities	27,767	77,033

Net increase in cash and cash equivalents	24,517	8,725
Cash and cash equivalents at beginning of year	24,393	15,668

Cash and cash equivalents at end of year	$48,910	$24,393

Supplemental disclosure of cash flow information:
Cash paid for interest	$809	$737
Supplemental non-cash investing and financing activities:
Conversion of convertible preferred stock to common stock	$—	$122,465
Conversion of convertible preferred stock warrant to common stock warrant	$—	$259
Issuance of common stock warrant	$374	$—
Vesting of common stock	$23	$80

The accompanying notes are an integral part of these financial statements.

Metacrine, Inc.

Consolidated Statements of Convertible Preferred Stock and Stockholders’ Equity (Deficit)

For the Years Ended December 31, 2021 and 2020

(In thousands, except share amounts)

	Convertible Preferred Stock		Common Stock		Additional paid-in capital	Accumulated other comprehensive income (loss)	Accumulated deficit	Total stockholders’ equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2020	—	$—	25,969,442	$3	$210,021	$1	$(120,746)	$89,279
Issuance of common stock from at-the-market offering program, net of issuance costs	—	—	15,534,172	1	21,660	—	—	21,661
Stock-based compensation	—	—	—	—	6,949	—	—	6,949
Exercise of stock options	—	—	491,695	—	1,098	—	—	1,098
Issuance of common stock warrant	—	—	—	—	374	—	—	374
Vesting of early exercised stock options	—	—	31,665	—	23	—	—	23
Issuance of common stock from employee stock purchase plan	—	—	81,454	—	184	—	—	184
Unrealized loss on investment securities	—	—	—	—	—	(6)	—	(6)
Net loss	—	—	—	—	—	—	(62,207)	(62,207)

Balance at December 31, 2021	—	$—	42,108,428	$4	$240,309	$(5)	$(182,953)	$57,355

	Convertible Preferred Stock		Common Stock		Additional paid-in capital	Accumulated other comprehensive income	Accumulated deficit	Total stockholders’ equity (deficit)
	Shares	Amount	Shares	Amount
Balance at December 31, 2019	85,093,688	$122,465	2,484,848	$—	$5,164	$41	$(83,442)	$(78,237)
Conversion of preferred stock to common stock from completion of initial public offering	(85,093,688)	(122,465)	16,685,014	2	122,463	—	—	122,465
Issuance of common stock from initial public offering, net of issuance costs	—	—	6,540,000	1	76,873	—	—	76,874
Stock-based compensation	—	—	—	—	5,021	—	—	5,021
Conversion of convertible preferred stock warrant to common stock warrant	—	—	—	—	259	—	—	259
Exercise of stock options	—	—	102,792	—	161	—	—	161
Vesting of early exercised stock options	—	—	156,788	—	80	—	—	80
Unrealized loss on investment securities	—	—	—	—	—	(40)	—	(40)
Net loss	—	—	—	—	—	—	(37,304)	(37,304)

Balance at December 31, 2020	—	$—	25,969,442	$3	$210,021	$1	$(120,746)	$89,279

The accompanying notes are an integral part of these financial statements.

Metacrine, Inc.

Notes to the Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies

Organization

Metacrine, Inc. (the “Company”) was incorporated in the state of Delaware on September 17, 2014 and is based in San Diego, California. The Company is a clinical-stage biopharmaceutical company currently focused on discovering and developing differentiated therapies for patients with gastrointestinal, or GI, diseases.

Principles of Consolidation

In May 2019, the Company established a wholly-owned Australian subsidiary, Metacrine, Pty Ltd, in order to conduct various clinical activities for its product candidates. The consolidated financial statements include the accounts of the Company and Metacrine, Pty Ltd. The functional currency of both the Company and Metacrine, Pty Ltd is the U.S. dollar. Assets and liabilities that are not denominated in the functional currency are remeasured into U.S. dollars at foreign currency exchange rates in effect at the balance sheet date except for nonmonetary assets, which are remeasured at historical foreign currency exchange rates in effect at the date of transaction. Net realized and unrealized gains and losses from foreign currency transactions and remeasurement are reported in other income (expense) in the consolidated statements of operations and comprehensive loss. All intercompany accounts and transactions have been eliminated in consolidation.

Initial Public Offering

On September 18, 2020, the Company closed its initial public offering (“IPO”) of 6,540,000 shares of common stock at a public offering price of $13.00 per share. The Company raised $76.9 million in net proceeds from the IPO after deducting underwriters’ discounts and commissions of $6.0 million and issuance costs of $2.2 million.

Upon closing of the Company’s IPO, all of the Company’s outstanding preferred stock were automatically converted into 16,685,014 shares of common stock.

Liquidity and Capital Resources

From its inception through December 31, 2021, the Company has devoted substantially all its efforts to organizing and staffing, business planning, raising capital, researching, discovering and developing its pipeline in FXR and other drug targets, and general and administrative support for these operations and has funded its operations primarily with the net proceeds from the issuance of convertible preferred stock, common stock, and long-term debt. The Company has incurred net losses and negative cash flows from operations since inception and had an accumulated deficit of $183.0 million as of December 31, 2021. Management expects the Company will incur operating losses for the foreseeable future in order to complete clinical trials and launch and commercialize any product candidates for which it receives regulatory approval. The Company will need to raise additional capital through a combination of equity offerings, debt financings, collaborations, and other similar arrangements. As of December 31, 2021, the Company had available cash, cash equivalents, and short-term investments of $76.4 million and working capital of $71.0 million to fund future operations. Management has prepared cash flow forecasts which indicate that, based on the Company’s current cash resources available and working capital, the Company will have sufficient resources to fund its operations for at least one year after the date the financial statements are issued.

Use of Estimates

The Company’s consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The preparation of the Company’s consolidated financial statements requires it to make estimates and assumptions that impact the reported amounts of assets, liabilities, and expenses and the disclosure of contingent assets and liabilities. The most significant estimates in the Company’s consolidated financial statements relate to accruals for research and development expenses and stock-based compensation. These estimates and assumptions are based on current facts, historical experience, and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the recording of expenses that are not readily apparent from other sources. Actual results may differ materially and adversely from these estimates. To the extent there are material differences between the estimates and actual results, the Company’s future results of operations will be affected.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. Cash and cash equivalents include cash in readily available checking accounts, money market funds, and commercial paper. The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents are valued at cost, which approximates fair value.

Short-Term Investments

Short-term investments primarily consist of commercial paper, corporate debt securities, and U.S. government and agency bonds. The Company has classified these investments as available-for-sale securities, as the sale of such investments may be required prior to maturity to implement management strategies, and therefore has classified all short-term investments with maturity dates beyond three months at the date of purchase as current assets in the accompanying unaudited condensed consolidated balance sheets. Any premium or discount arising at purchase is amortized and/or accreted to interest income as an adjustment to yield using the straight-line method over the life of the instrument. Short-term investments are reported at their estimated fair value. The Company reviews its short-term investments in unrealized loss positions at each reporting date to assess whether the decline in their fair value is due to credit-related factors. The credit portion of unrealized losses and any subsequent improvements are recorded in other income (expense) through an allowance account. Unrealized gains and losses that are not credit-related are included in other comprehensive (income) loss as a component of stockholders’ equity until realized. Realized gains and losses are determined using the specific identification method and are included in other income (expense).

Fair Value Measurement

The Company accounts for certain assets and liabilities at their fair value. The Company uses the following fair value hierarchy to indicate the extent to which the inputs used to determine fair value are observable in the market:

•	Level 1: Inputs are based on quoted prices for identical assets in active markets.

•

Level 2: Inputs, other than Level 1, that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash, cash equivalents, and short-term investments. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. The Company has not experienced any losses in such accounts and management believes that the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held.

Property and Equipment, Net

Property and equipment are stated at cost and depreciated on a straight-line basis over the estimated useful life of the related assets (generally three to five years). Leasehold improvements are stated at cost and amortized on a straight-line basis over the lesser of the remaining lease term or the estimated useful life of the leasehold improvements. Repairs and maintenance costs are charged to expense as incurred.

Leases

At the inception of a contractual arrangement, the Company determines whether the contract contains a lease by assessing whether there is an identified asset and whether the contract conveys the right to control the use of the identified asset in exchange for consideration over a period of time. Lease terms are determined at the commencement date by considering whether renewal options and termination options are reasonably assured of exercise. For its long-term operating leases, the Company recognizes a lease liability and a right-of-use (“ROU”) asset on its consolidated balance sheets and recognizes lease expense on a straight-line basis over the lease term. The lease liability is determined as the present value of future lease payments using the discount rate implicit in the lease or, if the implicit rate is not readily determinable, an estimate of the Company’s incremental borrowing rate. The ROU asset is based on the lease liability, adjusted for any prepaid or deferred rent. The Company aggregates all lease and non-lease components for each class of underlying assets into a single lease component and variable charges for common area maintenance and other variable costs are recognized as expense as incurred. The

Company has elected to not recognize a lease liability or ROU asset in connection with short-term operating leases and recognizes lease expense for short-term operating leases on a straight-line basis over the lease term. The Company does not have any financing leases.

Impairment of Long-Lived Assets

The Company reviews long-lived assets, such as property and equipment, for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Fair value would be assessed using discounted cash flows or other appropriate measures of fair value. The Company did not recognize any impairment losses during the years ended December 31, 2021 and 2020.

Research and Development Costs

All costs of research and development are expensed in the period incurred. Research and development costs primarily consist of salaries and related expenses for personnel, stock-based compensation, external research and development costs incurred under agreements with contract research organizations, investigative sites and consultants to conduct our preclinical, toxicology and clinical studies, milestone payments resulting from license agreements, laboratory supplies, costs related to compliance with regulatory requirements, costs related to manufacturing the Company’s product candidates for clinical trials and preclinical studies, facilities, depreciation, and other allocated expenses. Payments made prior to the receipt of goods or services to be used in research and development are capitalized until the related goods are delivered or services performed.

The Company has entered into various research and development contracts with clinical research organizations, clinical manufacturing organizations, and other companies. Payments for these activities are based on the terms of the individual agreements, which may differ from the pattern of costs incurred, and payments made in advance of performance are reflected in the accompanying consolidated balance sheets as prepaid expenses and other current assets. The Company records accruals for estimated costs incurred for ongoing research and development activities. When evaluating the adequacy of the accrued liabilities, the Company analyzes progress of the services, including the phase or completion of events, invoices received and contracted costs. Significant judgments and estimates may be made in determining the prepaid or accrued balances at the end of any reporting period. Actual results could differ from the Company’s estimates.

Patent Costs

Costs related to filing and pursuing patent applications are recorded as general and administrative expenses and expensed as incurred since recoverability of such expenditures is uncertain.

Stock-Based Compensation

The Company recognizes stock-based compensation expense related to stock options, restricted stock units, and shares granted under the Company’s 2020 Employee Stock Purchase Plan (the “ESPP”). Stock-based compensation expense represents the cost of the grant date fair value of the applicable awards recognized over the requisite service period of the awards (usually the vesting period) on a straight-line basis. The Company estimates the fair value of stock option grants and shares purchased under the ESPP using the Black-Scholes option pricing model. Stock-based compensation expense related to restricted stock units is determined based upon the fair market value of the Company’s stock on the grant date. Stock-based compensation expense is adjusted to reflect forfeitures as they occur.

Income Taxes

Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the consolidated financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes net deferred tax assets to the extent that the Company believes these assets are more likely than not to be realized. In making such a determination, management considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies and results of recent operations. If management determines that the Company would be able to realize its deferred tax assets in the future in excess of their net recorded amount, management would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

The Company records uncertain tax positions on the basis of a two-step process whereby (1) management determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, management recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The Company recognizes interest and penalties related to unrecognized tax benefits within income tax expense. Any accrued interest and penalties are included within the related tax liability.

Comprehensive Loss

Comprehensive loss is defined as a change in equity during a period from transactions and other events and circumstances from non-owner sources. The only component of other comprehensive loss is unrealized gains (losses) on available-for-sale securities. Comprehensive gains (losses) have been reflected in the consolidated statements of operations and comprehensive loss and as a separate component in the consolidated statements of convertible preferred stock and stockholders’ equity (deficit) for all periods presented.

Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker in making decisions regarding resource allocation and assessing performance. The Company and its chief operating decision-maker view the Company’s operations and manages its business in one operating segment.

Recent Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments — Credit Losses, to improve financial reporting by requiring timely recording of credit losses on loans and other financial instruments held by financial institutions and other organizations. The ASU requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions and reasonable and supportable forecasts. This guidance will become effective for the Company beginning January 1, 2023, with early adoption permitted. The Company early adopted ASU No. 2016-13 during the first quarter of 2021. The standard did not have a material impact on the Company’s consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. ASU No. 2019-12 simplifies the accounting for income taxes by removing certain exceptions to the general principles in ASC 740 and also improves consistent application by clarifying and amending existing guidance. The Company adopted ASU No. 2019-12 during the first quarter of 2021. The standard did not have a material impact on the Company’s consolidated financial statements.

In August 2020, the FASB issued ASU No. 2020-06, Debt with Conversion and Other Options (Topic 470) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Topic 815). ASU No. 2020-06 simplifies the accounting for convertible instruments by reducing the number of accounting models for convertible debt instruments and convertible preferred stock and amending the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions. This guidance will become effective for the Company beginning January 1, 2022 with early adoption permitted. The Company adopted ASU No. 2020-06 during the first quarter of 2022. The standard did not have a material impact on the Company’s consolidated financial statements.

Reclassification

Certain amounts in the consolidated financial statements have been reclassified from their original presentation to conform to current year presentation.

Net Loss Per Share

Basic net loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding for the period, without consideration for potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss by the weighted average number of common shares and dilutive common stock equivalents outstanding for the period determined using the treasury-stock and if-converted methods. Dilutive common stock equivalents are comprised of convertible preferred stock, preferred and common stock warrants, unvested common stock subject to repurchase, and stock options and unvested restricted stock units outstanding under the Company’s equity incentive plans.

Potentially dilutive securities not included in the calculation of diluted net loss per share because to do so would be anti-dilutive are as follows (in common stock equivalent shares):

	December 31,
	2021	2020
Common stock options	3,425,285	3,136,076
Unvested restricted stock units	468,500	—
Common stock warrant	154,240	23,122
Unvested common stock	2,132	36,492

Total	4,050,157	3,195,690

Note 2. Balance Sheet Details

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following (in thousands):

	December 31,
	2021	2020
Prepaid research and development	$1,241	$4,473
Prepaid expenses	578	610
Other current assets	468	570
Interest receivable	26	194

Total prepaid expenses and other current assets	$2,313	$5,847

Property and Equipment, Net

Property and equipment consist of the following (in thousands):

	December 31,
	2021	2020
Laboratory equipment	$1,112	$1,104
Computer equipment and software	215	215
Furniture and fixtures	178	178
Leasehold improvements	146	146

Property and equipment, gross	1,651	1,643
Less accumulated depreciation and amortization	(1,304)	(1,009)

Property and equipment, net	$347	$634

Depreciation expense was $0.3 million during each of the years ended December 31, 2021 and 2020, respectively.

Accrued Liabilities

Accrued liabilities consist of the following (in thousands):

	December 31,
	2021	2020
Accrued research and development	$4,250	$676
Accrued compensation	1,653	1,671
Other accrued liabilities	664	604

Total accrued liabilities	$6,567	$2,951

Note 3. Commitments and Contingencies

Operating Leases

The Company entered into a five-year noncancelable operating lease in June 2017 for its corporate headquarters in San Diego, California under an agreement that commenced in March 2018. Under the terms of the agreement, there is no option to extend the lease and the Company is subject to additional charges for common area maintenance and other costs. Monthly rental payments due under the lease commenced in March 2018 and escalate throughout the lease term.

Information related to the Company’s operating lease is as follows (in thousands):

	Years Ended December 31,
	2021	2020
Operating lease expense (including variable costs of $375 and $317 during the years ended December 31, 2021 and 2020, respectively)	$1,165	$1,103

Cash paid for amounts included in the measurement of lease liabilities	$855	$767

As of December 31, 2021, the remaining lease term of the Company’s operating lease was 15 months and the discount rate on the Company’s operating lease was 8.0% .

Future minimum noncancelable operating lease payments and information related to the lease liability are as follows (in thousands):

December 31, 2021
2022	$876
2023	183

Total lease payments	1,059
Imputed interest	(53)

Lease liability	1,006
Less current portion of lease liability	825

Lease liability, net of current portion	$181

License Agreement with the Salk Institute

In November 2016, the Company and The Salk Institute for Biological Studies (“The Salk”) entered into the Amended and Restated Exclusive FXR License Agreement, which was amended in February 2017 and July 2018, pursuant to which The Salk granted the Company an exclusive, worldwide license to certain FXR related intellectual property to make, use, offer for sale, import, export, and distribute products covered by such intellectual property (“FXR Licensed Products”) and a non-exclusive, worldwide license to use certain technical information to research, develop, test, make, use, offer for sale, import, export and distribute FXR Licensed Products. The Company is required to use commercially reasonable efforts to achieve certain diligence milestones with respect to the FXR Licensed Products, including with respect to developing, producing and selling FXR Licensed Products. The Company is also required to pay The Salk up to $6.5 million in milestone payments upon the completion of certain clinical and regulatory milestones, certain of which payments the Company may defer under certain circumstances. The Company is also obligated to pay The Salk a low single-digit percentage royalty on net sales, with a minimum annual royalty payment due beginning with the first commercial sale of each FXR Licensed Product. The applicable minimum annual royalty payment amount depends on the number of years that have elapsed since the first commercial sale of an FXR Licensed Product and is in the hundreds-of-thousands-of-dollars range. In addition, if the Company chooses to sublicense the FXR Licensed Product to any third parties, the Company must pay to The Salk a low single-digit percentage of all sublicensing revenue. In addition, in the event of a change of control, the Company is required to pay The Salk a low single-digit percentage of any payments and consideration that it receives in consideration of the change of control. The Company has accrued $0.4 million in milestone payments based upon the achievement of certain regulatory milestones as of December 31, 2021.

Contingencies

In the event the Company becomes subject to claims or suits arising in the ordinary course of business, the Company would accrue a liability for such matters when it is probable that future expenditures will be made and such expenditures can be reasonably estimated.

Note 4. Long-Term Debt

Long-term debt consists of the following (in thousands):

	December 31,
	2021	2020
Long-term debt	$15,000	$10,000
Unamortized debt discount	(1,697)	(628)

Long-term debt, net of debt discount	$13,303	$9,372

On August 27, 2019, the Company entered into a Loan and Security Agreement with a lender (the “Lender”). The Company borrowed $10.0 million at the inception of the Loan and Security Agreement. On October 4, 2021, the Company entered into the second amendment to the Loan Agreement (“Second Amendment” or “Loan Agreement”) pursuant to which the existing term loan tranches were replaced and superseded by new term loan tranches (“Term Loans”) under which the Company could borrow up to an aggregate principal amount of $45.0 million subject to the achievement of certain milestones. The Company borrowed $15.0 million under the Term Loans on October 1, 2021. As of December 31, 2021, $30.0 million in term loan tranches were available to the Company to borrow under the terms of the Loan and Security Agreement, subject to the achievement of certain milestones. However, because the Company elected to discontinue future development of its FXR program in NASH as part of its restructuring plan in February 2022, it will be unable to borrow $10.0 million under two term loan tranches.

Prior to the Second Amendment, the Term Loans accrued interest at a floating annual rate equal to the greater of (i) the prime rate used by the Lender plus 2% and (ii) 7.25%. Subsequent to the Second Amendment, the Term Loans accrue interest at a floating annual rate equal to the greater of (i) the prime rate used by the Lender plus 4.5% and (ii) and 7.75%. The Company is only required to make monthly interest payments on amounts borrowed under the Term Loans from the applicable funding date through July 1, 2023 (“Interest Only Period”). Subsequent to the Interest Only Period, the Term Loans are payable in equal monthly installments of principal plus accrued and unpaid interest through the maturity date of April 1, 2025 (“Maturity Date”).

In addition, the Company is required to make final fee payments equal to $0.5 million on September 1, 2023 and 5.75% of the aggregate original principal amount of the Term Loans made pursuant to the Second Amendment on the Maturity Date. As of December 31, 2021 and 2020, the Company recorded final payment fees of $1.4 million and $0.5 million, respectively, in other long-term liabilities in the consolidated balance sheet. The Company may elect to prepay all, but not less than all, of the Term Loans prior to the Maturity Date, subject to a prepayment fee of up to 3% of the then outstanding principal balance. After repayment, no Term Loan amounts may be borrowed again.

The Company’s obligations under the Loan Agreement are secured by a security interest in substantially all of its assets, other than its intellectual property. The Loan Agreement includes customary affirmative and negative covenants and also includes standard events of default, including an event of default based on the occurrence of a material adverse event, and a default under any agreement with a third party resulting in a right of such third party to accelerate the maturity of any debt in excess of $0.3 million. The negative covenants include, among others, restrictions on the Company transferring collateral, incurring additional indebtedness, engaging in mergers or acquisitions, paying cash dividends or making other distributions, making investments, creating liens, selling assets and making any payment on subordinated debt, in each case subject to certain exceptions. Upon the occurrence and continuance of an event of default, the Lender may declare all outstanding obligations immediately due and payable and take such other actions as set forth in the Loan Agreement. As of December 31, 2021 and 2020, the Company was in compliance with all applicable covenants under the Loan Agreement.

In connection with the Loan and Security Agreement, the Company issued the Lender a warrant (the “Lender Warrant”) to purchase shares of the Company’s Series C convertible preferred stock at an exercise price of $10.812 per share and expiring on August 27, 2029. The Lender Warrant was subsequently converted into a warrant to purchase 23,122 shares of common stock upon completion of the Company’s IPO in September 2020. In connection with the Second Amendment, the Company issued to the Lender a warrant (“New Lender Warrant”) to purchase an amount of shares of the Company’s common stock equal to (i) the greater of (a) $0.4 million and (b) 2.5% multiplied by the aggregate original principal amount of the Term Loans made pursuant to the Loan Agreement divided by (ii) $2.86 per share (the “Warrant Price”), with an exercise price equal to the Warrant Price. The New Lender Warrant is exercisable immediately and expires on October 1, 2031, provided that, under certain circumstances, the Lender Warrant may terminate and expire earlier in connection with the closing of certain acquisition transactions involving the Company. The Lender Warrant provides that the holder thereof may elect to exercise the Lender Warrant on a net “cashless” basis at any time prior to its expiration.

The Lender, at its option, may elect to convert up to an aggregate principal amount of $3 million into shares of the Company’s common stock at any time after the effective date of the Second Amendment and prior to the full payment of the Term Loans at a conversion price of $3.86 per share. The embedded conversion option met the derivative accounting scope exception since the embedded conversion option is indexed to the Company’s own common stock and qualifies for classification within stockholders’ equity.

The Company concluded that the Second Amendment was considered a debt modification for accounting purposes. The Company recognized additional debt issuance costs of $0.2 million, final payment fees of $0.9 million, and the fair value of the common stock warrant of $0.4 million resulting from the Second Amendment as debt discount. These amounts are being combined with the unamortized debt discount before the Second Amendment and are being amortized over the remaining term of the Loan Agreement under the effective interest method.

For the years ended December 31, 2021 and 2020, the Company recognized $1.2 million and $1.0 million of interest expense, including $0.3 million of debt discount amortization, respectively, in connection with the Loan Agreement. As of December 31, 2021 and 2020, the Company had an outstanding Term Loan of $15.0 million and $10.0 million, respectively, and accrued interest of $0.1 million, respectively.

Future minimum principal and interest payments under the Term Loan, including the final payment fee, as of December 31, 2021 are as follows (in thousands):

December 31, 2021
2022	$1,179
2023	5,514
2024	8,803
2025	3,818

Total principal and interest payments	19,314
Less interest and final payment fee	(4,314)

Long-term debt	$15,000

Note 5. Fair Value of Financial Instruments

The following tables summarize the Company’s financial instruments measured at fair value on a recurring basis (in thousands):

	Total	Fair Value Measurements At Reporting Date Using
		Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
As of December 31, 2021
Assets:
Commercial paper	$16,987	$—	$16,987	$—
U.S. government and agency securities	10,530	—	10,530	—

Total assets measured at fair value	$27,517	$—	$27,517	$—

As of December 31, 2020
Assets:
Commercial paper	$27,136	$—	$27,136	$—
Corporate debt securities	26,506	—	26,506	—
U.S. government and agency securities	18,141	—	18,141	—

Total assets measured at fair value	$71,783	$—	$71,783	$—

Note 6. Short-Term Investments

The following tables summarize short-term investments (in thousands):

	As of December 31, 2021
		Unrealized
	Amortized Cost	Gains	Losses	Estimated Fair Value
Commercial paper	$16,991	$1	$(5)	$16,987
U.S. government and agency securities	10,531	—	(1)	10,530

Total short-term investments	$27,522	$1	$(6)	$27,517

	As of December 31, 2020
		Unrealized
	Amortized Cost	Gains	Losses	Estimated Fair Value
Commercial paper	$27,136	$—	$—	$27,136
Corporate debt securities	26,510	—	(4)	26,506
U.S. government and agency securities	18,136	5	—	18,141

Total short-term investments	$71,782	$5	$(4)	$71,783

The following table summarizes the maturities of the Company’s short-term investments at December 31, 2021 (in thousands):

	Amortized Cost	Estimated Fair Value
Due in one year or less	$27,522	$27,517

Total short-term investments	$27,522	$27,517

Note 7. Stockholders’ Equity

Sales Agreement

On October 4, 2021, the Company entered into a sales agreement (the “Sales Agreement”) with SVB Leerink LLC (“SVB Leerink”) to sell shares of common stock from time to time through an “at-the-market” equity offering program (the “ATM”) under which SVB Leerink will act as the Company’s agent. The Company has no obligation to sell any shares of common stock under the Sales Agreement and may at any time suspend solicitation and offers under the Sales Agreement. SVB Leerink will be entitled to compensation in an amount of up to 3.0% of the gross proceeds of any shares of common stock sold under the Sales Agreement. A maximum of $50.0 million of shares of common stock may be sold under the Sales Agreement. As of December 31, 2021, the Company has sold 15,534,172 shares of its common stock under the Sales Agreement at a weighted average price of $1.46 resulting in gross proceeds of $22.7 million. The Company incurred $1.0 million in issuance costs relating to the ATM, consisting of $0.4 million in professional service fees and $0.6 million in underwriter commissions. As of December 31, 2021, the Company may sell up to an additional $27.3 million of shares of its common stock under the Sales Agreement.

Equity Incentive Plan

In January 2015, the Company adopted the Metacrine, Inc. 2015 Equity Incentive Plan (as amended, the “2015 Plan”), which provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards, restricted stock unit awards, and stock appreciation rights to its employees, members of its board of directors, and consultants. In August 2020, the Company’s Board of Directors approved the 2020 Equity Incentive Plan (the “2020 Plan”), which is the successor and continuation of the 2015 Plan. No additional awards may be granted under the 2015 Plan and all outstanding awards under the 2015 Plan remain subject to the terms of the 2015 Plan. As of December 31, 2021, there were 2,661,970 shares authorized and available for issuance under the 2020 Plan.

Recipients of incentive stock options are eligible to purchase shares of the Company’s common stock at an exercise price equal to no less than the estimated fair market value of such stock on the date of grant. The maximum term of options granted under the 2015 and 2020 Plans (or collectively, the “Equity Plans”) is ten years and, in general, the options issued under the Equity Plans vest over a four-year period from the vesting commencement date. The 2015 Plan allows for early exercise of stock options, which may be subject to repurchase by the Company at the lower of (i) the fair market value at the repurchase date or (ii) the original exercise price. The early exercise of stock options is not permitted under the 2020 Plan.

A summary of the Company’s unvested shares and unvested stock liability is as follows (in thousands, except share data):

	Number of Unvested Shares	Unvested Stock Liability
Balance at December 31, 2020	36,492	$27
Repurchased shares	(2,695)	(1)
Vested shares	(31,665)	(23)

Balance at December 31, 2021	2,132	$3

A summary of the Company’s stock option activity is as follows (in thousands, except share and per share data):

	Number of Outstanding Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (In Years)	Aggregate Intrinsic Value
Balance at December 31, 2020	3,136,076	$5.23	7.95	$8,963
Granted	1,246,705	$7.30
Exercised	(491,695)	$2.23
Cancelled	(465,801)	$7.06

Balance at December 31, 2021	3,425,285	$6.17	7.82	$6

Vested and expected to vest at December 31, 2021	3,425,285	$6.17	7.80	$6

Exercisable at December 31, 2021	1,356,322	$4.86	6.17	$6

The weighted average grant date fair value per share of option grants for the years ended December 31, 2021 and 2020 (excluding the impact of stock option modifications) was $5.34 and $8.33, respectively. The total intrinsic value of stock options exercised during the years ended December 31, 2021 and 2020 was $1.8 million and $0.9 million, respectively.

The assumptions used in the Black-Scholes option pricing model to determine the fair value of stock option grants were as follows:

	Years Ended December 31,
	2021	2020
Risk-free interest rate	0.6% – 1.3%	0.4% – 0.7%
Expected volatility	84.2% – 89.5%	82.4% – 94.8%
Expected term (in years)	5.5 –6.1	5.8 –10.0
Expected dividend yield	0.0%	0.0%

Risk-free interest rate. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of grant for zero coupon U.S. Treasury notes with maturities similar to the expected term of the awards.

Expected volatility. Since the Company recently completed its IPO and does not have sufficient trading history for its common stock, the expected volatility assumption is based on volatilities of a peer group of similar companies in the biotechnology industry whose share prices are publicly available. The Company will continue to apply this process until a sufficient amount of historical information regarding the volatility of its own stock price becomes available.

Expected term. The expected term represents the period of time that options are expected to be outstanding. Because the Company does not have sufficient historical exercise behavior, it determines the expected life assumption using the simplified method, for employees, which is an average of the contractual term of the option and its vesting period. The expected term for nonemployee options is equal to the contractual term.

Expected dividend yield. The Company bases the expected dividend yield assumption on the fact that it has never paid cash dividends and has no present intention to pay cash dividends and, therefore, used an expected dividend yield of zero.

Restricted Stock Units

A summary of the Company’s restricted stock units activity is as follows (in thousands, except share and per share amounts):

	Number of Outstanding Awards	Weighted Average Grant Date Fair Value	Aggregate Intrinsic Value
Balance at December 31, 2020	—	$—
Granted	579,150	$4.09
Cancelled	(110,650)	$4.09

Balance at December 31, 2021	468,500	$4.09	$314

Vested and expected to vest at December 31, 2021	468,500	$4.09	$314

In June 2021, the Company granted 359,100 restricted stock units to certain executives and employees that vest in full upon the achievement of a specified development milestone related to the Company’s FXR program. The Company assesses the probability the development milestone will be achieved on a quarterly basis and recognizes stock-based compensation cost ratably over the requisite service period. The Company determined that achievement of the milestone was probable as of December 31, 2021.

No restricted stock units vested during the years ended December 31, 2021 and 2020.

Employee Stock Purchase Plan

In September 2020, the Company’s Board of Directors and stockholders adopted and approved the 2020 Employee Stock Purchase Plan (the “ESPP”). The ESPP permits eligible employees, who elect to participate in an offering under the ESPP, to contribute up to 15% of their eligible gross compensation towards the purchase of shares of common stock. Eligible employees can purchase up to 20,000 shares of common stock on a given purchase date. The price at which stock is purchased under the ESPP is equal to 85% of the fair market value of the Company’s common stock on the commencement date of each offering period or the relevant purchase date, whichever is lower. Offerings under the ESPP are approximately two years in duration and consist of four purchase periods that are approximately six months in duration. The ESPP is considered a compensatory plan as defined by the authoritative guidance for stock-based compensation. As of December 31, 2021, there were 583,605 shares of common stock available for future issuance under the ESPP.

Stock-Based Compensation Expense

Stock-based compensation expense recognized for all equity awards has been reported in the consolidated statements of operations and comprehensive loss as follows (in thousands):

	Years Ended December 31,
	2021	2020
General and administrative	$5,308	$3,788
Research and development	1,641	1,233

Total stock-based compensation	$6,949	$5,021

As of December 31, 2021, unrecognized stock-based compensation cost was $13.0 million, which is expected to be recognized over a remaining weighted average period of approximately 2.2 years.

Common Stock Reserved for Future Issuance

Common stock reserved for future issuance consists of the following:

	Years Ended December 31,
	2021	2020
Common stock options outstanding	3,425,285	3,136,076
Shares available for issuance under equity incentive plans	2,661,970	2,907,742
Shares available for issuance under the ESPP	583,605	405,000
Restricted stock units outstanding	468,500	—
Common stock warrant	154,240	23,122

Total common stock reserved for future issuance	7,293,600	6,471,940

Note 8. Income Taxes

The following table summarizes the Company’s loss before income tax provision by region for the years ended December 31, 2021 and 2020 (in thousands):

	Years Ended December 31,
	2021	2020
United States	$(62,118)	$(36,250)
Foreign	(89)	(1,054)

Total loss before income provision	$(62,207)	$(37,304)

For the years ended December 31, 2021 and 2020, the Company did not record a provision for income taxes due to a valuation allowance against its deferred tax assets.

A reconciliation of the Company’s effective tax rate and federal statutory rate is summarized as follows (in thousands):

	Years Ended December 31,
	2021	2020
Federal income taxes	$(13,063)	$(7,834)
State income taxes	(4,344)	(2,605)
Permanent differences	(17)	161
Research and development credits	(1,484)	(1,129)
Stock options	1,326	524
Other	63	2
Change in valuation allowance	17,519	10,881

	$—	$—

Significant components of the Company’s net deferred tax assets are summarized as follows (in thousands):

	December 31,
	2021	2020
Deferred tax assets:
Net operating losses	$43,605	$27,867
Research and development credits	5,397	3,913
Lease liability	282	489
Depreciation and amortization	284	242
Other accruals and prepaid expenses	1,962	1,688

Total gross deferred tax assets	51,530	34,199
Less: Valuation allowance	(51,278)	(33,757)

Deferred tax assets, net	252	442

Deferred tax liabilities:
Right-of-use asset	(252)	(442)

Total gross deferred tax liabilities	(252)	(442)

Net deferred tax assets	$—	$—

At December 31, 2021 and 2020, a valuation allowance of $51.3 million and $33.8 million, respectively, has been established to offset the deferred tax assets, as realization of such assets is uncertain.

In response to the COVID-19 pandemic, the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) was signed into law in the U.S. in March 2020. The CARES Act adjusted a number of provisions of the tax code, including the eligibility of certain deductions and the treatment of net operating losses and tax credits. The CARES Act repeals the 80% limitation for taxable years beginning before January 1, 2021. The enactment of the CARES Act did not result in any material adjustments to the Company’s income tax provision for the year ended December 31, 2021 or to its deferred tax assets as of December 31, 2021.

California Assembly Bill 85 (“AB 85”) was signed into law by Governor Gavin Newsom on June 29, 2020. It was passed by both houses of the California state legislature on June 15, 2020. AB 85 disallowed California net operating losses for any taxable year beginning on or after January 1, 2020, and before January 1, 2023 for any corporation with a net business or modified adjusted gross income of more than $1 million for the taxable year. This bill also limited any business credit to offset a maximum of $5 million of California tax, including the California Research Credit. On February 9, 2022, Governor Gavin Newsom signed Senate Bill 113 (“SB 113”). SB 113 restores the use of California net operating losses and eliminates the $5 million annual business credit limit for tax years beginning on or after January 1, 2022. The Company does not expect any material impacts related to these tax law changes.

As of December 31, 2021, the Company had federal net operating loss carryforwards of $164.5 million, of which $137.8 million were generated in tax years beginning after 2017 and can be carried forward indefinitely. Net operating losses generated after December 31, 2017 are also subject to an 80% limitation if utilized after 2020. The remaining federal net operating loss carryforwards of $26.7 million, which were generated prior to December 31, 2017, will begin to expire in 2034, if not previously utilized. As of December 31, 2021, the Company had state loss carryforwards of $127.4 million, which will begin to expire in 2034, if not previously utilized. As of December 31, 2021, the Company also had foreign loss carryforwards of $0.7 million, which do not expire.

As of December 31, 2021, the Company had federal and state research and development tax credit carryforwards of $4.5 million and $2.5 million, respectively. The federal research and development tax credit carryforwards expire beginning in 2035, unless previously utilized. The state research and development tax credit carryforwards may be carried forward indefinitely.

The Company has not completed a Section 382 study to assess whether an ownership change has occurred or whether there have been multiple ownership changes since the Company’s formation due to the complexity and cost associated with such a study and the fact that there may be additional such ownership changes in the future. Pursuant to Internal Revenue Code Sections 382 and 383, annual use of the Company’s net operating loss and research and development tax credit carryforwards may be limited in the event a cumulative change in ownership of more than 50% occurs within a three-year period. If eliminated, the related asset would be removed from the deferred tax asset schedule with a corresponding reduction in the valuation allowance. Due to the existence of the valuation allowance, limitations created by future ownership changes, if any, will not impact the Company’s effective tax rate.

The following table summarizes the changes to the Company’s unrecognized tax benefits (in thousands):

Balance at December 31, 2019	$662
Increases related to prior year positions	212

Balance at December 31, 2020	874
Increases related to current year positions	279

Balance at December 31, 2021	$1,153

As of December 31, 2021 and 2020, the Company had unrecognized tax benefits of $1.2 million and $0.9 million, respectively. The Company has not recognized interest or penalties related to unrecognized tax benefits. The Company does not expect that there will be a significant change in the unrecognized tax benefits over the next twelve months. Due to the existence of the valuation allowance, future changes in the Company’s unrecognized tax benefits will not impact the effective tax rate.

The Company is subject to taxation in the United States, California, and Australia. The Company is subject to income tax examination by tax authorities in those jurisdictions for the years beginning in 2014 due to the carryforward of unutilized net operating losses and research and development credits. The Company is not currently under examination by any jurisdiction.

Note 9. 401(k) Plan

The Company maintains a defined contribution 401(k) plan available to eligible employees. Employee contributions are voluntary and are determined on an individual basis, limited to the maximum amount allowable under federal tax regulations. The Company, at its discretion, may make certain matching contributions to the 401(k) plan. As of December 31, 2021, no contributions to the 401(k) plan have been made by the Company.

Note 10. Subsequent Events

Restructuring Plan

On February 10, 2022, the Company implemented a restructuring plan (the “Restructuring Plan”) designed to reduce the Company’s operating expenses, preserve cash and align its resources to support the ongoing clinical development of MET642 in inflammatory bowel disease. As part of the Restructuring Plan, the Company discontinued preclinical development of its hydroxysteroid dehydrogenase (“HSD”) program and implemented a staff reduction of approximately 50%, primarily consisting of the Company’s research organization. The Company estimates that it will incur aggregate costs related to the Restructuring Plan ranging from $1.1 million to $1.3 million, substantially all of which will consist of one-time charges arising from severance obligations, accelerated vesting of certain equity awards and other customary employee benefits payments in connection with the staff reduction, but will include third-party research and development expenses incidental to the discontinuation of the Company’s HSD program. Substantially all of the committed actions under the Restructuring Plan have been completed. The estimates of the costs the Company expects to incur, and the successful implementation of the restructuring activities pursuant to the Restructuring Plan, are subject to a number of assumptions, risks and uncertainties, and actual results may differ from the above-described estimates. The Company may also incur additional costs not currently contemplated due to events that may occur as a result of, or that are associated with, the Restructuring Plan.

Lease Termination

On March 11, 2022, the Company entered into an Agreement for Termination of Lease and Voluntary Surrender of Premises with ARE-SD Region No. 30, LLC (“Landlord”) for certain premises located at 3985 Sorrento Valley Boulevard, San Diego, California 92121 (the “Lease Termination Agreement”). The Lease Termination Agreement provides that the Lease Agreement, dated as of June 16, 2017, by and between the Company and Landlord (as the same may have been amended, the “Lease”) will terminate on the later of (i) March 31, 2022 and (ii) the date that Landlord notifies the Company that it has executed a lease agreement with a third party for the premises.

As consideration for Landlord’s agreement to enter into the Lease Termination Agreement and accelerate the expiration date of the term of the Lease, the Company has agreed to surrender certain items of personal property and allow ownership of such personal property to transfer to Landlord and to a third party, as more fully described in the Lease Termination Agreement.

Metacrine, Inc.

Unaudited Condensed Consolidated Balance Sheets

(In thousands, except par value and share amounts)

	June 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$45,348	$48,910
Short-term investments	10,182	27,517
Prepaid expenses and other current assets	3,611	2,313

Total current assets	59,141	78,740

Property and equipment, net	—	347
Operating lease right-of-use asset	—	902

Total assets	$59,141	$79,989

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$503	$368
Accrued liabilities	2,150	6,567
Current portion of operating lease liability	—	825

Total current liabilities	2,653	7,760

Operating lease liability, net of current portion	—	181
Long-term debt, net of debt discount	13,616	13,303
Other long-term liabilities	1,388	1,390
Commitments and contingencies (Note 3)
Stockholders’ equity:
Preferred stock, $0.0001 par value; authorized shares – 10,000,000 as of June 30, 2022 and December 31, 2021; issued and outstanding shares – none as of June 30, 2022 and December 31, 2021	—	—
Common stock, $0.0001 par value; authorized shares – 200,000,000 as of June 30, 2022 and December 31, 2021; issued shares – 42,569,515 and 42,110,560 as of June 30, 2022 and December 31, 2021, respectively; outstanding shares – 42,569,515 and 42,108,428 as of June 30, 2022 and December 31, 2021, respectively	4	4
Additional paid-in-capital	243,595	240,309
Accumulated other comprehensive loss	(20)	(5)
Accumulated deficit	(202,095)	(182,953)

Total stockholders’ equity	41,484	57,355
Total liabilities and stockholders’ equity	$59,141	$79,989

See accompanying notes to the unaudited condensed consolidated financial statements.

Metacrine, Inc.

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Operating expenses:
Research and development	$2,309	$11,368	$8,989	$22,225
General and administrative	3,412	3,992	8,894	7,688
Restructuring charges	44	—	902	—
Gain from lease termination and asset sale	—	—	(508)	—

Total operating expenses	5,765	15,360	18,277	29,913

Loss from operations	(5,765)	(15,360)	(18,277)	(29,913)
Other income (expense):
Interest income	67	27	90	63
Interest expense	(511)	(247)	(925)	(491)
Other expense, net	(53)	(5)	(30)	(12)

Total other income (expense)	(497)	(225)	(865)	(440)

Net loss	$(6,262)	$(15,585)	$(19,142)	$(30,353)

Other comprehensive loss:
Unrealized gain (loss) on available-for-sale securities, net	23	8	(15)	6

Comprehensive loss	$(6,239)	$(15,577)	$(19,157)	$(30,347)

Net loss per share, basic and diluted	$(0.15)	$(0.59)	$(0.45)	$(1.16)

Weighted average shares of common stock outstanding, basic and diluted	42,430,487	26,369,636	42,278,932	26,189,664

See accompanying notes to the unaudited condensed consolidated financial statements.

Metacrine, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(In thousands)

	Six Months Ended June 30,
	2022	2021
Operating activities:
Net loss	$(19,142)	$(30,353)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	68	154
Stock-based compensation	3,282	3,106
Non-cash interest expense	313	126
Amortization (accretion) of premiums/discounts on investments, net	(4)	263
Amortization of right-of-use asset	179	331
Gain on lease termination and asset sale	(508)	—
Changes in operating assets and liabilities
Prepaid expenses and other current assets	(1,298)	1,006
Accounts payable and accrued liabilities	(4,281)	3,425
Lease liability	(196)	(361)

Net cash used in operating activities	(21,587)	(22,303)

Investing activities:
Purchases of property and equipment	—	(8)
Proceeds from asset sale	700	—
Purchases of short-term investments	(12,676)	(34,681)
Sales and maturities of short-term investments	30,000	48,541

Net cash provided by investing activities	18,024	13,852

Financing activities:
Proceeds from exercise of common stock options	—	1,059
Repurchase of unvested common stock	—	(1)
Proceeds from issuance of common stock from employee stock purchase plan	1	147

Net cash provided by financing activities	1	1,205

Net decrease in cash and cash equivalents	(3,562)	(7,246)
Cash and cash equivalents at beginning of period	48,910	24,393

Cash and cash equivalents at end of period	$45,348	$17,147

Supplemental disclosure of cash flow information:
Cash paid for interest	$601	$367
Supplemental non-cash investing and financing activities:
Vesting of common stock	$3	$15

See accompanying notes to the unaudited condensed consolidated financial statements.

Metacrine, Inc.

Unaudited Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ Equity

For the Six Months Ended June 30, 2022 and 2021

(In thousands, except share amounts)

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional paid-in capital	Accumulated other comprehensive loss	Accumulated deficit	Total stockholders’ equity
Balance as of December 31, 2021	—	$—	42,108,428	$4	$240,309	$(5)	$(182,953)	$57,355
Stock-based compensation	—	—	—	—	3,282	—	—	3,282
Vesting of early exercised stock options	—	—	2,132	—	3	—	—	3
Vesting of restricted stock units	—	—	453,500	—	—	—	—	—
Issuance of common stock from employee stock purchase plan	—	—	5,455	—	1	—	—	1
Unrealized loss on investment securities	—	—	—	—	—	(15)	—	(15)
Net loss	—	—	—	—	—	—	(19,142)	(19,142)

Balance as of June 30, 2022	—	$—	42,569,515	$4	$243,595	$(20)	$(202,095)	$41,484

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional paid-in capital	Accumulated other comprehensive income	Accumulated deficit	Total stockholders’ equity
Balance as of December 31, 2020	—	$—	25,969,442	$3	$210,021	$1	$(120,746)	$89,279
Stock-based compensation	—	—	—	—	3,106	—	—	3,106
Exercise of stock options	—	—	466,811	—	1,059	—	—	1,059
Vesting of early exercised stock options	—	—	21,336	—	15	—	—	15
Issuance of common stock from employee stock purchase plan	—	—	48,335	—	147	—	—	147
Unrealized gain on investment securities	—	—	—	—	—	6	—	6
Net loss	—	—	—	—	—	—	(30,353)	(30,353)

Balance as of June 30, 2021	—	$—	26,505,924	$3	$214,348	$7	$(151,099)	$63,259

See accompanying notes to the unaudited condensed consolidated financial statements.

Metacrine, Inc.

Unaudited Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ Equity

For the Three Months Ended June 30, 2022 and 2021

(In thousands, except share amounts)

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional paid-in capital	Accumulated other comprehensive income (loss)	Accumulated deficit	Total stockholders’ equity
Balance as of March 31, 2022	—	$—	42,163,510	$4	$242,322	$(43)	$(195,833)	$46,450
Stock-based compensation	—	—	—	—	1,272	—	—	1,272
Vesting of restricted stock units	—	—	400,550	—	—	—	—	—
Issuance of common stock from employee stock purchase plan	—	—	5,455	—	1	—	—	1
Unrealized gain on investment securities	—	—	—	—	—	23	—	23
Net loss	—	—	—	—	—	—	(6,262)	(6,262)

Balance as of June 30, 2022	—	$—	42,569,515	$4	$243,595	$(20)	$(202,095)	$41,484

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional paid-in capital	Accumulated other comprehensive income (loss)	Accumulated deficit	Total stockholders’ equity
Balance as of March 31, 2021	—	$—	26,209,327	$3	$212,172	$(1)	$(135,514)	$76,660
Stock-based compensation	—	—	—	—	1,586	—	—	1,586
Exercise of stock options	—	—	238,133	—	436	—	—	436
Vesting of early exercised stock options	—	—	10,129	—	7	—	—	7
Issuance of common stock from employee stock purchase plan	—	—	48,335	—	147	—	—	147
Unrealized gain on investment securities	—	—	—	—	—	8	—	8
Net loss	—	—	—	—	—	—	(15,585)	(15,585)

Balance as of June 30, 2021	—	$—	26,505,924	$3	$214,348	$7	$(151,099)	$63,259

See accompanying notes to the unaudited condensed consolidated financial statements.

Metacrine, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies

Organization

Metacrine, Inc. (the “Company”) was incorporated in the state of Delaware on September 17, 2014 and is based in San Diego, California. The Company is a clinical-stage biopharmaceutical company currently focused on developing differentiated therapies for patients with gastrointestinal (“GI”) diseases.

Principles of Consolidation and Basis of Presentation

In May 2019, the Company established a wholly-owned Australian subsidiary, Metacrine, Pty Ltd, in order to conduct various clinical activities for its product candidates. The unaudited condensed consolidated financial statements include the accounts of the Company and Metacrine, Pty Ltd. The functional currency of both the Company and Metacrine, Pty Ltd is the U.S. dollar. Assets and liabilities that are not denominated in the functional currency are remeasured into U.S. dollars at foreign currency exchange rates in effect at the balance sheet date except for nonmonetary assets, which are remeasured at historical foreign currency exchange rates in effect at the date of transaction. Net realized and unrealized gains and losses from foreign currency transactions and remeasurement are reported in other income (expense) in the unaudited condensed consolidated statements of operations and comprehensive loss. All intercompany accounts and transactions have been eliminated in consolidation.

The Company’s unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and applicable regulations of the U.S. Securities and Exchange Commission (“SEC”). The Company’s unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed on March 30, 2022.

Liquidity and Capital Resources

From its inception through June 30, 2022, the Company has devoted substantially all its efforts to organizing and staffing, business planning, raising capital, researching, discovering and developing its pipeline in farnesoid X receptor (“FXR”), and other drug targets, and general and administrative support for these operations and has funded its operations primarily with the net proceeds from the issuance of convertible preferred stock, common stock, and long-term debt. The Company has incurred net losses and negative cash flows from operations since inception and had an accumulated deficit of $202.1 million as of June 30, 2022. Management expects the Company will incur substantial operating losses for the foreseeable future in order to complete clinical trials and launch and commercialize any product candidates for which it receives regulatory approval. The Company will need to finance its operations through a combination of equity offerings, debt financings, strategic transactions, collaborations, and other similar arrangements. As of June 30, 2022, the Company had available cash, cash equivalents, and short-term investments of $55.5 million and working capital of $56.5 million to fund future operations. Management has prepared cash flow forecasts which indicate that, based on the Company’s current cash resources available and working capital, the Company will have sufficient resources to fund its operations for at least one year after the date the financial statements are issued.

Use of Estimates

The preparation of the Company’s unaudited condensed consolidated financial statements requires it to make estimates and assumptions that impact the reported amounts of assets, liabilities, and expenses and the disclosure of contingent assets and liabilities. The most significant estimates in the Company’s unaudited condensed consolidated financial statements relate to accruals for research and development expenses and stock-based compensation. These estimates and assumptions are based on current facts, historical experience, and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the recording of expenses that are not readily apparent from other sources. Actual results may differ materially and adversely from these estimates. To the extent there are material differences between the estimates and actual results, the Company’s future results of operations will be affected.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. Cash and cash equivalents include cash in readily available checking accounts, money market funds, and commercial paper. The carrying amounts reported in the unaudited condensed consolidated balance sheets for cash and cash equivalents are valued at cost, which approximates fair value.

Short-Term Investments

Short-term investments primarily consist of commercial paper and U.S. government and agency bonds. The Company has classified these investments as available-for-sale securities, as the sale of such investments may be required prior to maturity to implement management strategies, and therefore has classified all short-term investments with maturity dates beyond three months at the date of purchase as current assets in the accompanying unaudited condensed consolidated balance sheets. Any premium or discount arising at purchase is amortized and/or accreted to interest income as an adjustment to yield using the straight-line method over the life of the instrument. Short-term investments are reported at their estimated fair value. The Company reviews its short-term investments in unrealized loss positions at each reporting date to assess whether the decline in their fair value is due to credit-related factors. The credit portion of unrealized losses and any subsequent improvements are recorded in other income (expense) through an allowance account. Unrealized gains and losses that are not credit-related are included in other comprehensive (income) loss as a component of stockholders’ equity until realized. Realized gains and losses are determined using the specific identification method and are included in other income (expense).

Fair Value Measurement

The Company accounts for certain assets and liabilities at their fair value. The Company uses the following fair value hierarchy to indicate the extent to which the inputs used to determine fair value are observable in the market:

•	Level 1: Inputs are based on quoted prices for identical assets in active markets.

•

Level 2: Inputs, other than Level 1, that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash, cash equivalents, and short-term investments. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. The Company has not experienced any losses in such accounts and management believes that the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held.

Property and Equipment, Net

Property and equipment are stated at cost and depreciated on a straight-line basis over the estimated useful life of the related assets (generally three to five years). Leasehold improvements are stated at cost and amortized on a straight-line basis over the lesser of the remaining lease term or the estimated useful life of the leasehold improvements. Repairs and maintenance costs are charged to expense as incurred. The Company sold its property and equipment on March 31, 2022 in connection with the termination of the facility lease for its former corporate headquarters. Refer to Note 3 in the unaudited condensed consolidated financial statements for further discussion.

Leases

At the inception of a contractual arrangement, the Company determines whether the contract contains a lease by assessing whether there is an identified asset and whether the contract conveys the right to control the use of the identified asset in exchange for consideration over a period of time. Lease terms are determined at the commencement date by considering whether renewal options and termination options are reasonably assured of exercise. For its long-term operating leases, the Company recognizes a lease liability and a right-of-use (“ROU”) asset on its unaudited condensed consolidated balance sheets and recognizes lease expense on a straight-line basis over the lease term. The lease liability is determined as the present value of future lease payments using the discount rate implicit in the lease or, if the implicit rate is not readily determinable, an estimate of the Company’s incremental borrowing rate. The ROU asset is based on the lease liability, adjusted for any prepaid or deferred rent. The Company aggregates all lease and non-lease components for each class of underlying assets into a single lease component and variable charges for common area maintenance and other variable costs are recognized as expense as incurred. The Company has elected to not recognize a lease liability or ROU asset in connection with short-term operating leases and recognizes lease expense for short-term operating leases on a straight-line basis over the lease term. The Company does not have any financing leases. The Company terminated the facility lease for its former corporate headquarters on March 31, 2022. Refer to Note 3 in the unaudited condensed consolidated financial statements for further discussion.

Impairment of Long-Lived Assets

The Company reviews long-lived assets, such as property and equipment, for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Fair value would be assessed using discounted cash flows or other appropriate measures of fair value. The Company did not recognize any impairment losses during the six months ended June 30, 2022 and 2021.

Research and Development Costs

Research and development costs are expensed in the period incurred. Research and development costs primarily consist of salaries and related expenses for personnel, stock-based compensation, external research and development costs incurred under agreements with contract research organizations, investigative sites and consultants to conduct the Company’s preclinical, toxicology and clinical studies, milestone payments resulting from license agreements, laboratory supplies, costs related to compliance with regulatory requirements, costs related to manufacturing the Company’s product candidates for clinical trials and preclinical studies, facilities, depreciation, and other allocated expenses. Payments made prior to the receipt of goods or services to be used in research and development are capitalized until the related goods are delivered or services performed.

The Company has entered into various research and development contracts with clinical research organizations, clinical manufacturing organizations and other companies. Payments for these activities are based on the terms of the individual agreements, which may differ from the pattern of costs incurred, and payments made in advance of performance are reflected in the accompanying unaudited condensed consolidated balance sheets as prepaid expenses and other current assets. The Company records accruals for estimated costs incurred for ongoing research and development activities. When evaluating the adequacy of the accrued liabilities, the Company analyzes progress of the services, including the phase or completion of events, invoices received and contracted costs. Significant judgments and estimates may be made in determining the prepaid or accrued balances at the end of any reporting period. Actual results could differ from the Company’s estimates.

Patent Costs

Costs related to filing and pursuing patent applications are recorded as general and administrative expenses and expensed as incurred since recoverability of such expenditures is uncertain.

Stock-Based Compensation

The Company recognizes stock-based compensation expense related to stock options, restricted stock units, and shares granted under the Company’s 2020 Employee Stock Purchase Plan (the “ESPP”). Stock-based compensation expense represents the cost of the grant date fair value of the applicable awards recognized over the requisite service period of the awards (usually the vesting period) on a straight-line basis. The Company estimates the fair value of stock option grants and shares purchased under the ESPP using the Black-Scholes option pricing model. Stock-based compensation expense related to restricted stock units is determined based upon the fair market value of the Company’s stock on the grant date. Stock-based compensation expense is adjusted to reflect forfeitures as they occur.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the unaudited condensed consolidated financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the unaudited condensed consolidated financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes net deferred tax assets to the extent that the Company believes these assets are more likely than not to be realized. In making such a determination, management considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies and results of recent operations. If management determines that the Company would be able to realize its deferred tax assets in the future in excess of their net recorded amount, management would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

The Company records uncertain tax positions on the basis of a two-step process whereby (1) management determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, management recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The Company recognizes interest and penalties related to unrecognized tax benefits within income tax expense. Any accrued interest and penalties are included within the related tax liability.

Comprehensive Loss

Comprehensive loss is defined as a change in equity during a period from transactions and other events and circumstances from non-owner sources. The only component of other comprehensive loss is unrealized gains (losses) on available-for-sale securities. Comprehensive gains (losses) have been reflected in the unaudited condensed consolidated statements of operations and comprehensive loss and as a separate component in the unaudited condensed consolidated statements of convertible preferred stock and stockholders’ equity for all periods presented.

Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker in making decisions regarding resource allocation and assessing performance. The Company and its chief operating decision-maker view the Company’s operations and manages its business in one operating segment.

Recent Accounting Pronouncements

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2020-06 (“ASU No. 2020-06”), Debt with Conversion and Other Options (Topic 470) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Topic 815). ASU No. 2020-06 simplifies the accounting for convertible instruments by reducing the number of accounting models for convertible debt instruments and convertible preferred stock and amending the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions. The Company adopted ASU No. 2020-06 during the first quarter of 2022 using the modified retrospective method. The standard did not have a material impact on the Company’s unaudited condensed consolidated financial statements.

Net Loss Per Share

Basic net loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding for the period, without consideration for potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss by the weighted average number of common shares and dilutive common stock equivalents outstanding for the period determined using the treasury-stock and if-converted methods. Dilutive common stock equivalents are comprised of common stock warrants, unvested common stock subject to repurchase, and stock options and unvested restricted stock units outstanding under the Company’s equity incentive plans.

Potentially dilutive securities not included in the calculation of diluted net loss per share because to do so would be anti-dilutive are as follows (in common stock equivalent shares):

	June 30,
	2022	2021
Common stock options	4,202,631	3,447,174
Unvested restricted stock units	1,263,317	567,350
Unvested common stock	—	12,461
Common stock warrant	154,240	23,122

Total	5,620,188	4,050,107

Note 2. Balance Sheet Details

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following (in thousands):

	June 30, 2022	December 31, 2021
Prepaid research and development	$3,019	$1,241
Prepaid expenses	557	578
Other current assets	—	468
Interest receivable	35	26

Total prepaid expenses and other current assets	3,611	2,313

Accrued Liabilities

Accrued liabilities consist of the following (in thousands):

	June 30, 2022	December 31, 2021
Accrued research and development	$1,093	$4,250
Accrued compensation	552	1,653
Other accrued liabilities	505	664

Total accrued liabilities	$2,150	$6,567

Note 3. Commitments and Contingencies

Operating Leases

The Company entered into a five-year noncancelable operating lease in June 2017 for its corporate headquarters in San Diego, California under an agreement that commenced in March 2018. Under the terms of the agreement, there was no option to extend the lease and the Company was subject to additional charges for common area maintenance and other costs. Monthly rental payments due under the lease commenced in March 2018 and escalated throughout the lease term.

On March 11, 2022, the Company entered into an Agreement for Termination of Lease and Voluntary Surrender of Premises (“Lease Termination Agreement”) with ARE-SD Region No. 30, LLC (“Landlord”) to accelerate the termination of the facility lease for its former corporate headquarters. Under the terms of the Lease Termination Agreement, the Company’s lease would terminate on the later of March 31, 2022 and the date that Landlord notifies the Company that it has executed a lease agreement with a third party for the premises. On March 31, 2022 (“Lease Termination Date”), Landlord notified the Company that its lease had been terminated pursuant to the terms of the Lease Termination Agreement.

As consideration for Landlord’s agreement to enter into the Lease Termination Agreement and accelerate the expiration date of the term of the lease, the Company surrendered certain items of personal property to Landlord and agreed to sell certain items of personal property to Belharra Therapeutics, Inc. (“Belharra”) for $0.7 million. The personal property was sold to Belharra on an “as is, where is” condition via a bill of sale that contained no representations or warranties. Jeffrey Jonker, a member of the Company’s Board of Directors, is the Chief Executive Officer of Belharra. The personal property was sold to Belharra on the Lease Termination Date, and after the Lease Termination Date, the Company did not report any property and equipment.

On the Lease Termination Date, the Company derecognized the ROU asset of $0.7 million and current and noncurrent operating lease liabilities of $0.8 million in the unaudited condensed consolidated balance sheets in connection with the termination of its facility lease pursuant to the Lease Termination Agreement. The Company also derecognized net property and equipment of $0.3 million and recorded a receivable from asset sale of $0.7 million in connection with the asset sale to Belharra discussed above. The Company recognized a gain from lease termination and asset sale of $0.5 million in the unaudited condensed consolidated statements of operations. Prior to the Lease Termination Date, the Company recognized depreciation expense of $0.1 million. The Company recognized depreciation expense of $0.1 million and $0.2 million during the three and six months ended June 30, 2021, respectively.

Information related to the Company’s operating lease prior to the Lease Termination Date is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Operating lease expense (including variable costs of none and $96 during the three months ended June 30, 2022 and 2021, respectively, and $96 and $184 during the six months ended June 30, 2022 and 2021, respectively.	$—	$294	$294	$579

Cash paid for amounts included in the measurement of lease liabilities	$—	$216	$215	$425

License Agreement with the Salk Institute

In November 2016, the Company and The Salk Institute for Biological Studies (“The Salk”) entered into the Amended and Restated Exclusive FXR License Agreement, which was amended in February 2017 and July 2018, pursuant to which The Salk granted the Company an exclusive, worldwide license to certain FXR related intellectual property to make, use, offer for sale, import, export, and distribute products covered by such intellectual property (“FXR Licensed Products”) and a non-exclusive, worldwide license to use certain technical information to research, develop, test, make, use, offer for sale, import, export and distribute FXR Licensed Products. The Company is required to use commercially reasonable efforts to achieve certain diligence milestones with respect to the FXR Licensed Products, including with respect to developing, producing and selling FXR Licensed Products. The Company is also required to pay The Salk up to $6.5 million in milestone payments upon the completion of certain clinical and regulatory milestones, certain of which payments the Company may defer under certain circumstances. The Company is also obligated to pay The Salk a low single-digit percentage royalty on net sales, with a minimum annual royalty payment due beginning with the first commercial sale of each FXR Licensed Product. The applicable minimum annual royalty payment amount depends on the number of years that have elapsed since the first commercial sale of an FXR Licensed Product and is in the hundreds-of-thousands-of-dollars range. In addition, if the Company chooses to sublicense the FXR Licensed Product to any third parties, the Company must pay to The Salk a low single-digit percentage of all sublicensing revenue. In addition, in the event of a change of control, the Company is required to pay The Salk a low single-digit percentage of any payments and consideration that it receives in consideration of the change of control. The Company has accrued $0.4 million in milestone payments based upon the achievement of certain regulatory milestones as of June 30, 2022.

Contingencies

In the event the Company becomes subject to claims or suits arising in the ordinary course of business, the Company would accrue a liability for such matters when it is probable that future expenditures will be made and such expenditures can be reasonably estimated.

Note 4. Long-Term Debt

Long-term debt consists of the following (in thousands):

	June 30, 2022	December 31, 2021
Long-term debt	$15,000	$15,000
Unamortized debt discount	(1,384)	(1,697)

Long-term debt, net of debt discount	$13,616	$13,303

On August 27, 2019, the Company entered into a Loan and Security Agreement with a lender (the “Lender”). The Company borrowed $10.0 million at the inception of the Loan and Security Agreement. On October 4, 2021, the Company entered into the second amendment to the Loan Agreement (“Second Amendment” or “Loan Agreement”) pursuant to which the existing term loan tranches were replaced and superseded by new term loan tranches (“Term Loans”) under which the Company could borrow up to an aggregate principal amount of $45.0 million subject to the achievement of certain milestones. The Company borrowed $15.0 million under the Term Loans on October 1, 2021. As of June 30, 2022, $20.0 million in term loan tranches were available to the Company to borrow under the terms of the Loan Agreement, subject to the achievement of certain milestones.

Prior to the Second Amendment, the Term Loans accrued interest at a floating annual rate equal to the greater of (i) the prime rate used by the Lender plus 2% and (ii) 7.25%. Subsequent to the Second Amendment, the Term Loans accrue interest at a floating annual rate equal to the greater of (i) the prime rate used by the Lender plus 4.5% and (ii) and 7.75%. The Company is only required to make monthly interest payments on amounts borrowed under the Term Loans from the applicable funding date through July 1, 2023 (“Interest Only Period”). Subsequent to the Interest Only Period, the Term Loans are payable in equal monthly installments of principal plus accrued and unpaid interest through the maturity date of April 1, 2025 (“Maturity Date”).

In addition, the Company is required to make final fee payments equal to $0.5 million on September 1, 2023 and 5.75% of the aggregate original principal amount of the Term Loans made pursuant to the Second Amendment on the Maturity Date. As of both June 30, 2022 and December 31, 2021, the Company recorded final payment fees of $1.4 million in other long-term liabilities in the unaudited condensed consolidated balance sheets. The Company may elect to prepay all, but not less than all, of the Term Loans prior to the Maturity Date, subject to a prepayment fee of up to 3% of the then outstanding principal balance. After repayment, no Term Loan amounts may be borrowed again.

The Company’s obligations under the Loan Agreement are secured by a security interest in substantially all of its assets, other than its intellectual property. The Loan Agreement includes customary affirmative and negative covenants and also includes standard events of default, including an event of default based on the occurrence of a material adverse event, and a default under any agreement with a third party resulting in a right of such third party to accelerate the maturity of any debt in excess of $0.3 million. The negative covenants include, among others, restrictions on the Company transferring collateral, incurring additional indebtedness, engaging in mergers or acquisitions, paying cash dividends or making other distributions, making investments, creating liens, selling assets and making any payment on subordinated debt, in each case subject to certain exceptions. Upon the occurrence and continuance of an event of default, the Lender may declare all outstanding obligations immediately due and payable and take such other actions as set forth in the Loan Agreement. As of June 30, 2022 and December 31, 2021, the Company was in compliance with all applicable covenants under the Loan Agreement.

In connection with the Loan Agreement, the Company issued the Lender a warrant (the “Lender Warrant”) to purchase shares of the Company’s Series C convertible preferred stock at an exercise price of $10.812 per share and expiring on August 27, 2029. The Lender Warrant was subsequently converted into a warrant to purchase 23,122 shares of common stock upon completion of the Company’s initial public offering (“IPO”) in September 2020. In connection with the Second Amendment, the Company issued to the Lender a warrant (“New Lender Warrant”) to purchase an amount of shares of the Company’s common stock equal to (i) the greater of (a) $0.4 million and (b) 2.5% multiplied by the aggregate original principal amount of the Term Loans made pursuant to the Loan Agreement divided by (ii) $2.86 per share (the “Warrant Price”), with an exercise price equal to the Warrant Price. The New Lender Warrant is exercisable immediately and expires on October 1, 2031, provided that, under certain circumstances, the Lender Warrant may terminate and expire earlier in connection with the closing of certain acquisition transactions involving the Company. The Lender Warrant provides that the holder thereof may elect to exercise the Lender Warrant on a net “cashless” basis at any time prior to its expiration.

The Lender, at its option, may elect to convert up to an aggregate principal amount of $3.0 million into shares of the Company’s common stock at any time after the effective date of the Second Amendment and prior to the full payment of the Term Loans at a conversion price of $3.86 per share. The embedded conversion option met the derivative accounting scope exception since the embedded conversion option is indexed to the Company’s own common stock and qualifies for classification within stockholders’ equity.

The Company concluded that the Second Amendment was considered a debt modification for accounting purposes. The Company recognized additional debt issuance costs of $0.2 million, final payment fees of $0.9 million, and the fair value of the common stock warrant of $0.4 million resulting from the Second Amendment as debt discount. These amounts are being combined with the unamortized debt discount before the Second Amendment and are being amortized over the remaining term of the Loan Agreement under the effective interest method.

For the three months ended June 30, 2022 and 2021, the Company recognized $0.5 million and $0.2 million of interest expense, respectively, including $0.2 million and $0.1 million of debt discount amortization in connection with the Loan Agreement, respectively. For the six months ended June 30, 2022 and 2021 the Company recognized $0.9 million and $0.5 million of interest expense, respectively, including $0.3 million and $0.1 million of debt discount amortization in connection with the Loan Agreement, respectively. As of June 30, 2022 and December 31, 2021, the Company had an outstanding Term Loan of $15.0 million and accrued interest of $0.1 million.

Future minimum principal and interest payments under the Term Loan, including the final payment fee, as of June 30, 2022 are as follows (in thousands):

June 30, 2022
Remaining in 2022	$647
2023	5,690
2024	8,927
2025	3,864

Total principal and interest payments	19,128
Less interest and final payment fee	(4,128)

Long-term debt	$15,000

Note 5. Fair Value of Financial Instruments

The following tables summarize the Company’s financial instruments measured at fair value on a recurring basis (in thousands):

		Fair Value Measurements At Reporting Date Using
	Total	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
As of June 30, 2022
Assets:
Commercial paper	$7,932	$—	$7,932	$—
U.S. government and agency securities	2,250	—	2,250	—

Total assets measured at fair value	$10,182	$—	$10,182	$—

As of December 31, 2021
Assets:
Commercial paper	$16,987	$—	$16,987	$—
U.S. government and agency securities	10,530	—	10,530	—

Total assets measured at fair value	$27,517	$—	$27,517	$—

Note 6. Short-Term Investments

The following tables summarize short-term investments (in thousands):

	As of June 30, 2022
		Unrealized
	Amortized Cost	Gains	Losses	Estimated Fair Value
Commercial paper	$7,946	$—	$(14)	$7,932
U.S. government and agency securities	2,256	—	(6)	2,250

Total short-term investments	$10,202	$—	$(20)	$10,182

	As of December 31, 2021
		Unrealized
	Amortized Cost	Gains	Losses	Estimated Fair Value
Commercial paper	$16,991	$1	$(5)	$16,987
U.S. government and agency securities	10,531	—	(1)	10,530

Total short-term investments	$27,522	$1	$(6)	$27,517

The following table summarizes the maturities of the Company’s short-term investments as of June 30, 2022 (in thousands):

	Amortized Cost	Estimated Fair Value
Due in one year or less	$10,202	$10,182

Total short-term investments	$10,202	$10,182

Note 7. Stockholders’ Equity

Sales Agreement

On October 4, 2021, the Company entered into a sales agreement (the “Sales Agreement”) with SVB Leerink LLC (“SVB Leerink”) to sell shares of common stock from time to time through an “at-the-market” equity offering program (the “ATM”) under which SVB Leerink will act as the Company’s agent. The Company has no obligation to sell any shares of common stock under the Sales Agreement and may at any time suspend solicitation and offers under the Sales Agreement. SVB Leerink will be entitled to compensation in an amount of up to 3% of the gross proceeds of any shares of common stock sold under the Sales Agreement. A maximum of $50 million of shares of common stock may be sold under the Sales Agreement. The Company did not sell any shares of its common stock under the Sales Agreement during the six months ended June 30, 2022. As of June 30, 2022, the Company may sell up to an additional $27.3 million of shares of its common stock under the Sales Agreement.

Equity Incentive Plan

In January 2015, the Company adopted the Metacrine, Inc. 2015 Equity Incentive Plan (as amended, the “2015 Plan”), which provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards, restricted stock unit awards, and stock appreciation rights to its employees, members of its board of directors, and consultants. In August 2020, the Company’s Board of Directors approved the 2020 Equity Incentive Plan (the “2020 Plan”), which is the successor and continuation of the 2015 Plan. No additional awards may be granted under the 2015 Plan and all outstanding awards under the 2015 Plan remain subject to the terms of the 2015 Plan. As of June 30, 2022, there were 2,305,729 shares authorized and available for issuance under the 2020 Plan.

Recipients of incentive stock options are eligible to purchase shares of the Company’s common stock at an exercise price equal to no less than the estimated fair market value of such stock on the date of grant. The maximum term of options granted under the 2015 and 2020 Plans (or collectively, the “Equity Plans”) is ten years and, in general, the options issued under the Equity Plans vest over a four-year period from the vesting commencement date. The 2015 Plan allows for early exercise of stock options, which may be subject to repurchase by the Company at the lower of (i) the fair market value at the repurchase date or (ii) the original exercise price. The early exercise of stock options is not permitted under the 2020 Plan.

A summary of the Company’s unvested shares and unvested stock liability is as follows (in thousands, except share data):

	Number of Unvested Shares	Unvested Stock Liability
Balance as of December 31, 2021	2,132	$3
Vested shares	(2,132)	(3)
Balance as of June 30, 2022	—	$—

A summary of the Company’s stock option activity is as follows (in thousands, except share and per share data):

	Number of Outstanding Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (In Years)	Aggregate Intrinsic Value
Balance as of December 31, 2021	3,425,285	$6.17	7.82	$6
Granted	1,378,817	$0.47
Exercised	—	$—
Cancelled	(601,471)	$4.93
Balance as of June 30, 2022	4,202,631	$4.47	7.69	$48

Vested and expected to vest as of June 30, 2022	4,202,631	$4.47	7.69	$48

Exercisable as of June 30, 2022	1,537,939	$6.04	6.05	$1

The weighted average grant date fair value per share of stock option grants for the six months ended June 30, 2022 and 2021 was $0.33 and $6.52, respectively. The total intrinsic value of stock options exercised during the six months ended June 30, 2022 and 2021 was none and $1.7 million, respectively.

The assumptions used in the Black-Scholes option pricing model to determine the fair value of stock option grants were as follows:

	Six Months Ended June 30,
	2022	2021
Risk-free interest rate	1.9% –2.9%	0.6% – 1.1%
Expected volatility	81.8% – 87.5%	87.9% –89.5%
Expected term (in years)	5.5 – 5.6	5.5 –6.1
Expected dividend yield	0%	0%

Risk-free interest rate. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of grant for zero coupon U.S. Treasury notes with maturities similar to the expected term of the awards.

Expected volatility. Since the Company recently completed its IPO and does not have sufficient trading history for its common stock, the expected volatility assumption is based on volatilities of a peer group of similar companies in the biotechnology industry whose share prices are publicly available. The Company will continue to apply this process until a sufficient amount of historical information regarding the volatility of its own stock price becomes available.

Expected term. The expected term represents the period of time that options are expected to be outstanding. Because the Company does not have sufficient historical exercise behavior, it determines the expected life assumption using the simplified method, for employees, which is an average of the contractual term of the option and its vesting period. The expected term for nonemployee options is equal to the contractual term.

Expected dividend yield. The Company bases the expected dividend yield assumption on the fact that it has never paid cash dividends and has no present intention to pay cash dividends and, therefore, used an expected dividend yield of zero.

Restricted Stock Units

A summary of the Company’s restricted stock units activity is as follows (in thousands, except share and per share amounts):

	Number of Outstanding Awards	Weighted Average Grant Date Fair Value	Aggregate Intrinsic Value
Balance as of December 31, 2021	468,500	$4.09	$314
Granted	1,263,317	$0.47
Released	(453,500)	$4.09
Cancelled	(15,000)	$4.09

Balance as of June 30, 2022	1,263,317	$0.47	$38

Vested and expected to vest as of June 30, 2022	1,263,317	$0.47	$38

In June 2021, the Company granted 359,100 restricted stock units to certain executives and employees that vest in full upon the achievement of a specified development milestone related to the Company’s FXR program. The Company assesses the probability the development milestone will be achieved on a quarterly basis and recognizes stock-based compensation cost ratably over the requisite service period. 287,750 restricted stock units vested in April 2022 upon the achievement of the development milestone.

The fair value of restricted stock units that vested during the three and six months ended June 30, 2022 was $0.2 million and $0.3 million, respectively.

Employee Stock Purchase Plan

In September 2020, the Company’s Board of Directors and stockholders adopted and approved the ESPP. The ESPP permits eligible employees, who elect to participate in an offering under the ESPP, to contribute up to 15% of their eligible gross compensation towards the purchase of shares of common stock. Eligible employees can purchase up to 20,000 shares of common stock on a given purchase date. The price at which stock is purchased under the ESPP is equal to 85% of the fair market value of the Company’s common stock on the commencement date of each offering period or the relevant purchase date, whichever is lower. Offerings under the ESPP are approximately two years in duration and consist of four purchase periods that are approximately six months in duration. The ESPP is considered a compensatory plan as defined by the authoritative guidance for stock-based compensation. As of June 30, 2022, there were 999,255 shares of common stock available for future issuance under the ESPP.

Stock-Based Compensation Expense

Stock-based compensation expense recognized for all equity awards has been reported in the unaudited condensed consolidated statements of operations and comprehensive loss as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
General and administrative	$1,098	$1,310	$2,987	$2,336
Research and development	174	276	295	770

Total stock-based compensation	$1,272	$1,586	$3,282	$3,106

As of June 30, 2022, unrecognized stock-based compensation expense was $9.0 million, which is expected to be recognized over a remaining weighted average period of approximately 1.9 years.

Common Stock Reserved for Future Issuance

Common stock reserved for future issuance consists of the following:

	June 30, 2022	December 31, 2021
Common stock options outstanding	4,202,631	3,425,285
Shares available for issuance under equity incentive plans	2,305,729	2,661,970
Restricted stock units outstanding	1,263,317	468,500
Shares available for issuance under the ESPP	999,255	583,605
Common stock warrant	154,240	154,240

Total common stock reserved for future issuance	8,925,172	7,293,600

Note 8. 401(k) Plan

The Company maintains a defined contribution 401(k) plan available to eligible employees. Employee contributions are voluntary and are determined on an individual basis, limited to the maximum amount allowable under federal tax regulations. The Company, at its discretion, may make certain matching contributions to the 401(k) plan. As of June 30, 2022, no contributions to the 401(k) plan have been made by the Company.

Note 9. Restructuring Charges

On February 10, 2022, the Company implemented a restructuring plan (the “Restructuring Plan”) designed to reduce the Company’s operating expenses, preserve cash and align its resources to support the ongoing clinical development of MET642 in inflammatory bowel disease. As part of the Restructuring Plan, the Company discontinued preclinical development of its hydroxysteroid dehydrogenase (“HSD”) program and implemented a staff reduction of approximately 50%, primarily consisting of the Company’s research organization. The Company recognized restructuring charges of $44 thousand and $0.9 million in the unaudited condensed consolidated statement of operations during the three and six months ended June 30, 2022, respectively. Restructuring charges primarily consist of one-time payments relating to severance obligations and customary employee benefits in connection with the staff reduction. The accelerated vesting of certain equity awards and the third-party costs associated with the discontinuation of the Company’s HSD program were immaterial during the three and six months ended June 30, 2022. Substantially all of the committed actions under the Restructuring Plan have been completed. The estimates of the costs the Company expects to incur, and the successful implementation of the restructuring activities pursuant to the Restructuring Plan, are subject to a number of assumptions, risks and uncertainties, and actual results may differ from the above-described estimates. The Company may also incur additional costs not currently contemplated due to events that may occur as a result of, or that are associated with, the Restructuring Plan.